Exhibit 10.1

[Certain identified information has been excluded from the exhibit because it both (i) is not material and (ii) is the type that the company treats as private or confidential.]

License AND distribution Agreement

This License and Distribution Agreement (this “Agreement”) is made and entered into as of January 5, 2024, by and between NovaBay Pharmaceuticals, Inc., a Delaware corporation having a principal place of business located at 2000 Powell Street, Suite 1150, Emeryville, California 94608 (“Licensor”), and Sonoma Pharmaceuticals, Inc., a Delaware corporation having a place of business at 5445 Conestoga Court, Unit 150, Boulder, Colorado 80301 (“Licensee”), and (collectively, the “Parties,” or each, individually, a “Party”).

WHEREAS, Licensor is the sole and exclusive owner of certain trademarks pertaining to its Avenova Antimicrobial Lid and Lash Solution, or Avenova Spray, as further described in Exhibit A attached hereto (the “Licensed Marks”);

WHEREAS, Licensor wishes to grant to Licensee an exclusive license to use the Licensed Marks for the sale, export, and marketing of Licensee’s eye care products in the Territories (as defined below), on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. License.

1.1 License Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee during the Term (as defined below) an exclusive, non-transferable license (except as expressly permitted herein) to use the Licensed Marks in connection with the sale, distribution, export and marketing of Sonoma’s Ocudox and other eyecare products, in each case, only within the territories set forth on Exhibit B attached hereto (the “Territories”). Licensee may exercise any or all of its rights under this Agreement through one or more of its Affiliates. “Affiliate” as used herein means, with respect to any person or entity (a) any other person or corporation directly or indirectly controlling, controlled by, or under common control with a Party to this Agreement, or (b) any partnership, joint venture or other entity directly or indirectly controlled by, controlling, or under common control with, a Party to this Agreement but in each case only for so long as such ownership or control shall continue. For purposes of this definition, the term “control” as applied to any person or entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management of that person or entity, whether through ownership of voting securities or otherwise. Licensee may sublicense to its Affiliates, provided that Licensee shall cause all such Affiliates to be bound by the same terms, conditions and obligations under this Agreement and Licensee shall be responsible for compliance by such Affiliates.

1.2 Sublicensing. Licensee shall have the right to grant sublicenses under the license rights granted under Section 1.1 to any of its distributors in the Territories, provided that no such sublicense shall exceed the scope of rights granted to Licensee under this Agreement.

1.3 Restrictions on Licensor. During the Term, Licensor shall not itself use or grant to any other person or entity any right or license to use any Licensed Mark, or any Trademark similar to or derivative of any Licensed Mark, in connection with the Licensed Products or any products similar to or competitive with the Licensed Products in the Territory.

1.4 Reservation of Rights. The exclusive license granted to Licensee under Section 1.1 is subject to Licensor’s reserved right to use the Licensed Marks in its business, including in connection with the manufacture, promotion, advertising, distribution, and sale of its Avenova Antimicrobial Lid and Lash Solution, or any products similar to or competitive with the Licensed Products (as defined below), anywhere outside of the Territories.

1.5 Marketing Services. Licensee will use commercially reasonable efforts to market and sell its Ocudox products using the Licensed Marks (the “Licensed Products”) in the Territories. Licensor will provide reasonable marketing assistance as reasonably requested by Licensee.

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2. Use of Licensed Marks.

2.1 Trademark Notices. Licensee shall comply with all marketing, promotion and packaging requirements under applicable law, and shall display such legends and notices as may be specified in writing by Licensor, as reasonably necessary to maintain the Licensed Marks under applicable law and provide notice of Licensor’s rights therein.

2.2 Modifications. As between the Parties, Licensor is the sole owner of the Licensed Marks and all goodwill related thereto, and all use of the Licensed Marks hereunder and any goodwill accruing therefrom shall inure solely to the benefit of Licensor; provided, however, that as between the Parties, Licensee owns any improvement, enhancement, or other modification of or derivative work based on any of the Licensed Marks made by or on behalf of Licensee or its distributors in connection with the Licensed Products in the Territory, excluding Licensor's trademark rights in the Licensed Marks.

2.3 Quality.

(a) Quality Standards and Use Guidelines. Licensee acknowledges and is familiar with the high standards and reputation for quality symbolized by Licensed Marks, and Licensee shall use the Licensed Marks in a manner consistent with such quality standards and reputation. Licensee shall comply with Licensor's guidelines and specifications regarding the style, appearance, and usage of the Licensed Marks.

(b) Quality Control. Licensor may exercise quality control over all uses of the Licensed Marks under this Agreement to maintain the validity of the Licensed Marks and protect the goodwill associated therewith. For the purpose of monitoring Licensee's compliance with Licensor's quality standards and the other requirements set forth in this Section 2.3, prior to any use of any Licensed Marks which has not previously been approved or is not substantially consistent with a previously approved use, Licensee shall deliver a representative sample of the Licensed Product or the packaging, labeling, promotional, advertising, or other materials bearing the Licensed Marks to Licensor for its approval, which approval shall not be unreasonably withheld, conditioned, or delayed.

(c) Approvals. In the event that Licensor has any objection to any sample provided pursuant to Section 2.3(b), Licensor shall provide written notice to Licensee of such objection in reasonable detail to facilitate cure by Licensee. Approval of any particular use of any Licensed Mark, once given by Licensor, shall continue in effect with respect to such use, and any use substantially consistent therewith, without need for further approval.

3. Ownership and Protection of the Licensed Marks.

(a) Acknowledgment of Ownership. Licensee acknowledges that Licensor owns and will retain all right, title, and interest in and to the Licensed Marks subject to the license granted in Section 1.1. All use by Licensee of the Licensed Marks, and all goodwill accruing therefrom, will inure solely to the benefit of Licensor.

(b) Prosecution and Maintenance. Licensor shall, at its sole expense, file, prosecute, and maintain all applications, registrations, and patents relating to the Licensed Marks. Licensee shall provide, at the request of Licensor and at Licensor's expense, all necessary assistance with such filing, maintenance, and prosecution.

4. Enforcement.

4.1 Each Party shall promptly notify the other Party of any actual, suspected, or threatened infringement, misappropriation, or other violation of any Licensed Marks by any third party in the Territories (an “Infringement”) of which it becomes aware.

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4.2 Licensor shall have the first right, in its discretion, to enforce its rights in any of the Licensed Marks, including to bring action with respect to any Infringement. Notwithstanding the foregoing, if within 30 days following either party's receipt of a notice provided under Section 4.1, Licensor does not initiate legal action with respect to any Infringement, or if Licensor subsequently decides not to proceed with any such action, then Licensee shall have the right, but no obligation, to bring or take any such action as it determines is necessary in its reasonable business judgment to halt any such Infringement and to control the conduct of such enforcement action, including settlement.

4.3 The Party taking action against any alleged Infringement in accordance with this Section 4 (the "Enforcing Party") shall be responsible for the expenses of such enforcement action, including attorneys' fees, and the other Party shall provide such assistance as may be reasonably requested by the Enforcing Party, at the Enforcing Party's expense, in connection with any such enforcement action (including being joined as a Party to such action as necessary to establish standing). Any monetary recovery resulting from such enforcement action shall first be used to pay the legal expenses of the Enforcing Party and then to reimburse any legal expenses incurred by the other party in cooperating in such action as requested by the Enforcing Party, and any remaining amounts shall belong solely to the Enforcing Party.

5. Recordation of License. Upon Licensee's request, Licensor shall make all necessary filings to record this Agreement in the trademark offices or agencies in any and all countries where it may be required under applicable law, including as a prerequisite to enforcement of the Licensed Marks or enforceability of this Agreement in the courts of such countries, and any recordation fees and related costs and expenses will be at Licensor's expense.

6. Payment. As consideration in full for the rights granted herein, Licensee shall pay Licensor a royalty as follows.

6.1 Royalty. On or before the last business day of each fiscal quarter during the term of this Agreement, Licensee shall pay to Licensor a royalty of [________] percent ([________]%) of the Net Sales of Licensed Products sold by Licensee or any Affiliate to any third party during the preceding fiscal quarter. "Net Sales" means the gross amount received by Licensee or any Affiliate for sales of Licensed Products in the Territories, less any returns, rebates, discounts or adjustments, sales, excise, use or value-added taxes, costs of packing, insurance, transport and delivery, tariff duties, and freight and duty charges.

6.2 Royalty Statements. At the same time as payments are made under Section 6.1, Licensee shall submit to Licensor a statement showing the calculation of Net Sales in the relevant fiscal quarter.

6.3 Records. Licensee shall keep complete and accurate books and records of its sales of Licensed Marks as reasonably necessary for the calculation of royalties payable under Section 6.1. Licensee shall make such books and records available during normal business hours for inspection and audit by Licensor (or its authorized representative).

7. Confidentiality. In connection with this Agreement each Party may gain access to certain confidential and proprietary information of the other Party, which will be deemed “Confidential Information” pursuant to the Mutual Confidentiality and Non-Disclosure Agreement, dated [________________], between the Parties (“Confidentiality Agreement”), which continues in full force and effect.

8. Representations and Warranties.

8.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that:

(a) it is duly organized, validly existing, and in good standing as a corporation or other entity as represented herein under the Laws of its jurisdiction of incorporation or organization;

(b) it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder;

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(c) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the party; and

(d) when executed and delivered by such party, this Agreement shall constitute the legal, valid, and binding obligation of such party, enforceable against such party in accordance with its terms.

8.2 Licensor's Representations and Warranties. Licensor represents and warrants that:

(a) it is the sole and exclusive legal and beneficial owner of the entire right, title, and interest in and to the Licensed Marks in connection with the Licensed Products in the Territories, provided, however, that the application for such Licensed Marks in the Territory are currently pending review and approval as previously disclosed to Licensee;

(b) it is the record owner of the registrations and/or applications as disclosed and set forth on Exhibit A, and all such registrations, when and if issued, shall be valid, subsisting, and in full force and effect;

(c) it has not granted and during the Term will not grant any licenses, liens, security interests, or other encumbrances in, to, or under the Licensed Marks in the Territories except for that specific encumbrance specified in the Security Agreement, dated April 27, 2023, among Licensor, its subsidiaries and the holders of the Company’s Original Issue Discount Senior Secured Convertible Debentures due November 1, 2024;

(d) to its knowledge, the exercise by Licensee of the rights and license granted under this Agreement will not infringe or otherwise conflict with the rights of any other person;

(e) to its knowledge, there is no settled, pending, or threatened litigation, opposition, or other claim or proceeding challenging the validity, enforceability, ownership, registration, or use of any Licensed Marks in connection with the Licensed Products in the Territories; and

(f) it has not brought or threatened any claim against any third party alleging infringement of any Licensed Marks in the Territory, nor, to its knowledge, is any third party infringing or threatening to infringe any Licensed Mark.

9. Indemnification.

9.1 By Licensor. Licensor shall indemnify, defend, and hold harmless Licensee and its Affiliates, officers, directors, employees, agents, sublicensees, successors, and assigns (each, a "Licensee Indemnified Party") from and against all Losses arising out of or in connection with any third-party claim, suit, action, or proceeding ("Third-Party Claim") relating to any actual or alleged: (a) breach by Licensor of any representation, warranty, covenant, or obligation under this Agreement, or (b) infringement, dilution, or other violation of any intellectual property or other personal or proprietary rights of any person resulting from the use of the Licensed Marks by Licensee or any of its Affiliates or sublicensees in accordance with this Agreement.

9.2 By Licensee. Licensee shall indemnify, defend, and hold harmless Licensor and its Affiliates, officers, directors, employees, agents, successors, and assigns (each, a "Licensor Indemnified Party") from and against all Losses arising out of or in connection with any Third-Party Claim relating to any actual or alleged: (a) breach by Licensee or any Affiliate or sublicensee of any representation, warranty, covenant, or obligation under this Agreement, (b) defect in any Licensed Product, including any product liability claim; or (c) infringement, dilution, or other violation of any intellectual property rights of any Person resulting from the manufacture, promotion, advertising, distribution, and sale of Licensed Products; in each case except to the extent any such Third-Party Claim relates to the use of the Licensed Marks authorized and in accordance with the terms of this Agreement.

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9.3 Indemnification Procedure. An Indemnified Party shall promptly notify the party from whom it is seeking indemnification ("Indemnifying Party") upon becoming aware of a Third-Party Claim with respect to which the Indemnifying Party is obligated to provide indemnification under this Section 9 ("Indemnified Claim"). The Indemnifying Party shall promptly assume control of the defense and investigation of the Indemnified Claim, with counsel reasonably acceptable to the Indemnified Party, and the Indemnified Party shall fully cooperate with the Indemnifying Party in connection therewith, in each case at the Indemnifying Party's sole cost and expense. The Indemnified Party may participate in the defense of such Indemnified Claim, with counsel of its own choosing and at its own cost and expense. The Indemnifying Party shall not settle any Indemnified Claim on any terms or in any manner that adversely affects the rights of any Indemnified Party without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed. The Indemnified Party's failure to perform any obligation under this Section 9.3 nor any act or omission of the Indemnified Party in the defense or settlement of any Indemnified Claim shall not relieve the Indemnifying Party of its obligations under this Section 9, except to the extent that the Indemnifying Party can demonstrate that it has been materially prejudiced as a result thereof.

10. Limitation of Liability. EXCEPT FOR LICENSEE'S LIABILITY FOR INDEMNIFICATION UNDER SECTION 9, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES RELATING TO THIS AGREEMENT OR USE OF THE LICENSED MARKS HEREUNDER, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11. Term and Termination.

11.1 Term. The term of the Agreement shall be for an initial period of two (2) years from the effective date of the Agreement (the “Initial Term”), to be renewed automatically thereafter (the Initial Term, together with subsequent renewal periods, the “Term”).

11.2 Termination. Either Party may terminate this Agreement:

(a) immediately if the other Party materially breaches this Agreement and fails to cure such breach within [_______] ([_________]) days after receiving written notice thereof;

(b) immediately if the other Party shall seek protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition, or comparable proceeding, or if any such proceeding is instituted against the other (and not dismissed within [_______] ([_________]) days;

(c) for any reason upon [_______] ([_________]) days written notice to the other Party; or

(d) by mutual written agreement of the Parties.

11.3 Sell-Off Period. Upon expiration or termination of this Agreement, Licensee shall have the right to dispose of all stocks of Licensed Products bearing the Licensed Marks in its possession or in the course of manufacture or production as of the date of expiration or termination for a period of [_______] ([_________]) days after the date of expiration or termination (the "Sell-Off Period"), in each case, in accordance with the terms and conditions of this Agreement. Any royalty or other payment accruing during the Sell-Off Period under the provisions of Section 6 shall be paid to Licensor within [_______] ([_________]) days after the expiration of the Sell-Off Period.

11.4 Survival. The rights and obligations of the parties set forth in Section 7 (Confidentiality), Section 8 (Representations and Warranties), and Section 9 (Indemnification), and Section 13 (General Provisions), and any right, obligation, or required performance of the parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, will survive any such termination or expiration.

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12. Assignment. Neither Party assign or transfer any of its rights or obligations under this Agreement other than to one of its Affiliates without the other Party's prior written consent.

13. General Provisions.

13.1 Amendments. No amendment to this Agreement will be effective unless it is in writing and signed by both Parties.

13.2 No Third-Party Beneficiaries. Except for the right of each Party's Affiliates, officers, directors, employees, agents, and representatives to enforce their rights to indemnification under Section 9, this Agreement solely benefits the Parties and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers on any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

13.3 Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement.

13.4 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

13.5 Governing Law. This Agreement, including all exhibits, schedules, attachments, and appendices attached to this Agreement and thereto, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the laws of the State of Colorado, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Colorado.

13.6 Waiver. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof, nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

13.7 Notices. All correspondence or notices required or permitted to be given under this Agreement must be in writing, in English and addressed to the other Party at its address set out below (or to any other address that the receiving Party may designate from time to time). Each Party shall deliver all notices by personal delivery, nationally recognized overnight courier (with all fees prepaid), facsimile or email (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a notice is effective only (a) upon receipt by the receiving Party; and (b) if the Party giving the notice has complied with the requirements of this Section. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as specified in a notice given in accordance with this Section 13.7):

If to Licensor:	5445 Conestoga Court, Suite 150 Boulder, Colorado 80301 Facsimile: Email: Attention:
If to Licensee:	2000 Powell Street, Suite 1150 Emeryville, California 94608 Facsimile: Email: Attention:

13.8 Entire Agreement. This Agreement, including and together with any related exhibits, schedules, attachments, and appendices, and the Confidentiality Agreement constitute the sole and entire agreement of Licensor and Licensee with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, regarding such subject matter.

[signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SONOMA PHARMACEUTICALS, INC. By /s/Amy Trombly Name: Amy Trombly Title: Chief Executive Officer

NOVABAY PHARMACEUTICALS, INC. By /s/Justin Hall Name: Justin Hall Title: CEO

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